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EXHIBIT 4.2
                    EXHAUST TECHNOLOGIES, INC.
             REDEEMABLE COMMON STOCK PURCHASE WARRANTS

                 Void After ____________________

Number [W__________]                    Warrants to Purchase Common
                                        Stock
                                        [__________________]

                                        CUSIP [_______________]

THIS IS TO CERTIFY that, for value received,

or registered assigns (the "Warrantholder"), is the registered owner of the above-indicated number of Warrants. Each full Warrant entitles the Warrantholder to purchase from Exhaust Technologies, Inc. (the "Company"), a Washington corporation, at any time from ________________ to _______________ one fully paid and nonassessable share of Common Stock ($0.00001 par value per share) of the Company at the purchase price of $7.00, or from ____________________ to _____________________ one fully paid and nonassessable share of Common Stock of the Company at the purchase price of $9.00 (the "Exercise Price") in lawful money of the United States of America for each Warrant represented hereby upon surrender of this Warrant Certificate, with the exercise form hereon duly completed and executed, with payment of the Exercise Price at the office of American Securities Transfer & Trust, Inc. (herein called the "Warrant Agent"), P.O. Box 1596, Denver, Colorado 80228, but only subject to the conditions set forth herein and in a Warrant Agreement dated as of _______________, 2000 (the "Warrant Agreement") between the Company and the Warrant Agent.
The Company has the option of redeeming the Warrants in whole or in part, upon thirty (30) calendar days prior written notice to registered Warrantholders provided that the Company's common stock has traded at least $10.00 per share for thirty (30) days during the exercise period from _________________ to _________________ or has traded at least $15.00 per share for thirty (30) days during the exercise period __________________ to ______________________.

In addition to the purchase price of the submitted warrant the presenter must also pay the transfer fee.

The Exercise Price, the number of shares purchasable upon exercise of each Warrant, the number of Warrants outstanding and the Expiration Date are subject to adjustments upon the occurrence of certain events set forth in the Warrant Agreement. Reference is hereby made to the Warrant Agreement, which is hereby incorporated by reference in and made a part of this Warrant Certificate and which shall for all purposes have the same effect as though fully set forth at this place.


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No fractional shares of Common Stock will be issued on the exercise of the Warrants, but in lieu thereof a cash payment, equal to the fair market value of any fractional shares of Common Stock otherwise issuable upon the exercise of the Warrants on the date of receipt by the Company of a notice of exercise, will be made as provided in the Warrant Agreement.

Upon due presentment for registration for transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants, subject to any adjustments made in accordance with the provisions of the Warrant Agreement shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, upon payment of the transfer fee and any tax or other governmental charge imposed in connection with such transfer.

The Warrantholder of the Warrants evidenced by this Warrant Certificate may exercise all or any whole number of such Warrants during the exercise period and in the manner stated hereon. The Exercise Price shall be payable in lawful money of the United States of America by certified or cashier's check payable to the order of the Company. Upon any exercise of any Warrants evidenced by this Warrant Certificate in an amount less than the number of Warrants so evidenced there shall be issued to the Warrantholder a new Warrant Certificate evidencing the number of Warrants not so exercised. No adjustment shall be made for any dividends on any shares issued upon exercise of this Warrant.

This certificate may be exchanged, when surrendered at the office of the Warrant Agent (or its successor) of the registered holder in person or by duly authorized attorney, for another certificate(s) of different denominations, of like tenor and evidencing in the aggregate a like number of Warrants.

Prior to due presentment for registration of transfer of this certificate, the Company and the Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this certificate (notwithstanding any notation of ownership or other writing hereon made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise of the Warrants evidenced hereby and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

The holder of this certificate shall not be entitled to any of the rights of a stockholder of the Company prior to the exercise hereof.

No Warrant may be exercised other than in accordance with the terms set forth above.

This Warrant Certificate shall not be valid unless manually countersigned by the Warrant Agent.

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IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its President and by its Secretary, each by a facsimile of his signature, and has caused a facsimile of its corporate seal to be imprinted hereon.

Dated:

Corporate Seal                     ________________________________
                                   President



________________________________
Secretary

COUNTERSIGNED:      American Securities Transfer & Trust, Inc.
                    P. O. Box 1596
                    Denver, Colorado    80228

BY:  _______________________________________________
     Warrant Agent Authorized Signature